UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 4, 2005 (March 29, 2005)

Date of Report (Date of earliest event reported)

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Van Karman Avenue Suite 1000 Irvine, California	92612-1023
(Address of principal executive offices)	(Zip Code)

(949) 585-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2005, Epicor Software Corporation, a Delaware corporation (the “Company”), entered into a Credit Agreement (24-Month), with each lender from time to time party thereto and Keybank National Association, as administrative agent, sole arranger, sole book manager and letter of credit issuing lender (the “New Credit Agreement”). The New Credit Agreement initially provides for revolving loans of up to $50 million, subject to a $10 million letter of credit sublimit. The aggregate loan amount may be increased by the Company without the prior consent of the lenders by an additional amount of up to $25 million to a total loan amount of up to $75 million, and by an additional amount of up to $50 million to a total loan amount of up to $125 million, subject to the consent of all existing lenders and an increase in the commitments under the New Credit Agreement. The New Credit Agreement replaces the Company’s prior Credit Agreement (24-Month), dated as of January 28, 2004, between the Company and Keybank National Association (as amended, the “Prior Credit Agreement”), which was terminated on March 29, 2005 in connection with the execution of the New Credit Agreement.

There is currently $25,230,000.00 principal amount outstanding under the New Credit Agreement, which amount includes amounts repaid under the Prior Credit Agreement and borrowed on the closing date under the New Credit Agreement. On March 29, 2007, the maturity date, Borrower is obligated to pay all amounts outstanding, if any, under the New Credit Agreement and the lenders’ obligations to extend loans to the Company under the New Credit Agreement will terminate. Interest on the loans shall accrue at a rate per annum equal to an applicable margin, as determined by the type of loan and the Company’s adjusted leverage ratio at such time, and shall be payable quarterly in arrears with respect to base rate loans and at the end of an interest period in the case of eurocurrency rate loans. The Company may prepay all amounts outstanding under the New Credit Agreement at any time without premium or penalty.

The loans under the New Credit Agreement are secured by a first priority lien on substantially all of the assets of the Company and any of the Company’s future material domestic subsidiaries, and a pledge of 65% of the stock of the Company’s existing and future first tier foreign subsidiaries. In addition, any future material domestic subsidiary of the Company is required to guaranty the Company’s obligations under the New Credit Agreement and grant a security interest in substantially all of its assets.

The New Credit Agreement contains financial covenants, including minimum consolidated EBITDA, minimum fixed charge coverage ratio, minimum unrestricted cash and maximum adjusted leverage ratio requirements. The New Credit Agreement also contains affirmative and negative covenants, including, among other things, covenants regarding the delivery of financial statements and notice requirements, payment of taxes, preservation of existence, maintenance of properties and insurance policies, compliance with laws and agreements, keeping of records and use of proceeds, and limitations on incurring indebtedness, granting liens, effecting certain fundamental changes, making certain dispositions, investments or payments and transacting with affiliates.

The New Credit Agreement includes events of default that include, among other things, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, cross default to certain other indebtedness, failure of any loan document under the New Credit Agreement to be in full force and effect, material judgments, bankruptcy and insolvency events and change of control.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the execution of the New Credit Agreement, on March 29, 2005, the Company terminated the Prior Credit Agreement. The Prior Credit Agreement contained terms and covenants similar to those in the New Credit Agreement. There were no premiums or penalties incurred by the Company in connection with the termination of the Prior Credit Agreement. Amounts outstanding under the Prior Credit Agreement were deemed paid in full on the termination date and borrowed by the Company under the New Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1	Credit Agreement (24-Month), dated as of March 29, 2005, by and among the Company, each lender from time to time party thereto and Keybank National Association, as administrative agent, sole arranger, sole book manager and letter of credit issuing lender.

10.2	Security Agreement (Personal Property), dated as of March 29, 2005, by and between the Company and Keybank National Association, as administrative agent.

10.3	Security and Pledge Agreement (Stock), dated as of March 29, 2005, by and between the Company and Keybank National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: April 1, 2005	By:	/s/ JOHN D. IRELAND
John D. Ireland
Vice President and General Counsel